ARTICLES OF AMENDMENT
                                      TO THE
                             ARTICLES OF INCORPORATION
                                       OF
                                LAKOTA ENERGY, INC.

Pursuant to the provisions of the Colorado Business Corporation
Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is Lakota Energy, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted on July 16, 1999, as prescribed by the Colorado Business Corporation Act. Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

THIRD: Article I of the Articles of Incorporation is restated and amended to read as follows:

                              "Article I
                                 Name

The name of the Corporation is Lakota Technologies, Inc."

FOURTH: Article V, Section 1 of the Articles of Incorporation is restated and amended to read as follows:

                              "Article V
                          Capital Structure

Section 1. Authorized Capital. The aggregate number of shares and the amount of the total authorized capital of said Corporation shall consist of 100,000,000 shares of common stock, no par value per share, and 25,000,000 shares of preferred stock, no par value per share."


/s/R.K. Honeyman
By: R.K. Honeyman
Title: President